CHIEF OPERATING OFFICER EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into effective as of the date last signed below (the “Effective Date”) by and between Surna, Inc. (the “Company”), and Bryon Keith Jorgenson of 6825 Black Duck Circle, Lino Lakes, MN 55014, the undersigned individual (“COO”).

RECITAL

WHEREAS, the COO is willing to be employed by the Company, and the Company is willing to employ the COO, on the terms, covenants and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and COO agree as follows:

1.            Employment.

(a)         Term. The Company hereby employs COO to serve as the Chief Operating Officer beginning January 12, 2015. The term of employment shall be for a period of three (3) years (“Employment Period”) to commence on the Effective Date.

(b)         Duties and Responsibilities. COO will be responsible for all duties asked of his position by the Company and other duties as agreed upon with the Company’s Board of Directors. The COO shall report to the CEO and Board of Directors. COO shall be expected to work a minimum of four days per week at a minimum 10-12 hours per day. COO may modify to a 5 day work week, at COO’s sole discretion, with appropriate modification of hours worked to reflect similar hours worked per week.

2.            Compensation.

(a)           Base Salary. COO shall be paid a base salary (“Base Salary”) at the annual rate of $130,000.00. Base Salary is made payable twice monthly or monthly at Company’s sole discretion. The Base Salary shall be reviewed mid-2015 (in or around July or August) to determine if such Base Salary should be revised or changed. Any change or revision to the Base Salary shall not affect the other provisions and restrictions in this Employment Agreement.

(b)           Payment. Payment of the Base Salary, as discussed in Section 2(a), shall be made in accordance with the relevant Company policies, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes. It is understood and agreed to, by both the COO and the Company, that payment of the Base Salary will commence upon hiring and subject to normal Company pay periods. Additionally, the COO and the Company agree that should cash shortfalls preclude payment of the COO’s salary that any unpaid salary shall be accrued.

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(c)           Stock. COO may be entitled to additional compensation in the form of stock options. If stock options become available, those options shall be negotiated in a separate agreement or pursuant to Company policy or practice.

(d)           Vacation and Benefits. COO shall be entitled to 4 weeks of vacation, plus holidays, leave, and other benefits, if available.

(e)           Signing Bonus. COO will receive a signing bonus of $15,000.00 from Company. In addition, COO shall receive 1,200,000 options of Company’s common stock subject to a one year cliff, with 25% earned one year following the date employment begins for COO, and thereafter accruing monthly (on a 25% annual basis) for three years thereafter.

(f)           Moving Reimbursement. Up to a maximum of $20,000.00, COO shall receive reimbursement of actual expenses, as an expense report, for costs incurred as a result of moving. This one time reimbursement occurrence is planned for mid-Summer 2015 as COO plans on completing said move near in time to this date.

(g)           Moving Work Day Offset. Until fully moved to Colorado, Company permits COO to treat every other weekend as a 4 day weekend (Friday-Monday) for the purpose of facilitating Minnesota home sale and necessary relocation preparations.

(h)           Additional Understandings: MIROPEX, LLC Consulting Client Transition:

(i) Company acknowledges that there will be a transition period after COO’s start date to wind down services to existing MIROPEX, LLC consulting clients.

(ii) COO commits to transition out of MIROPEX, LLC consulting services as quickly as practicable without creating unreasonable commercial issues for Company or the existing MIROPEX clients.

(iii) Consulting activity will occur outside of the Company work week as defined above, and all Company commercial requirements shall take priority over MIROPEX transition activities.

(iv) COO estimates the transition to extend through 1st Quarter of 2015.

3.            COO’s Business Activities. During the term of his Agreement, COO shall not engage in any business activity or venture, except those which will not impair COO’s ability to properly meet his obligations to the Company. COO shall devote the substantial portion of his entire business time, attention and energy, exclusively to the business and affairs of the Company and its affiliates. With permission of the Board of Directors of the Company, COO may serve as a member of the board of directors, or officer, of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties to the Company.

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4.           At-Will Employment. Nothing in this Agreement shall be construed as a guarantee of employment or continued employment. COO and the Company agree that COO’s employment with the Company is at will and employment may be terminated at any time, with or without cause.

5.            Termination of Employment. The Company or the COO may terminate COO’s employment at any time in writing. In the event COO provides notice of termination, the Company may elect to accelerate the effective date of termination.

(a)         Resignation. Upon termination of employment, COO shall be deemed to have resigned from the Board of Directors of the Company if she is a director.

(b)         Cooperation. After notice of termination, COO shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of COO’s responsibilities and to ensure that the Company is aware of all matters being handled by COO.

(c)         Severance. Company agrees to pay COO six month’s severance if terminated upon change of control, change of employment or termination without cause.

6.            Disability of COO. The Company may terminate this Agreement without liability if COO shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than one hundred twenty (120) consecutive days. Upon such termination, COO shall be entitled to all accrued but unpaid Base Salary and vacation.

7.            Death of COO. In the event of the death of COO during the Employment Period, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within 15 days the Company shall pay to COO’s heirs or personal representatives COO’s Base Salary and accrued vacation accrued at the date of death.

8.            Company Property. All work performed, notes, records, manuals, work papers, financial statements, operating documents, marketing reports, and all other materials used or created in the conduct of COO’s work shall belong to the Company (“Company Property”). COO shall have no right to retain such Company Property or copies of any Company Property and shall surrender such Company Property upon termination of employment. COO agrees that any patentable inventions or copyrightable works related to the work performed are Company Property. Further, any patentable inventions or copyrightable works conceived, created or improved by employee are the sole property of the Company, and any patents or copyrights that shall issue shall immediately become the property of the Company. COO agrees to fully cooperate in the prosecution or filing of patent or copyright applications, and to assign all interests in the rights to all issues patents and copyrights to the Company, by formal act and deed, without further or additional consideration.

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9.           Confidential Information. COO acknowledges that by virtue of this employment, she will acquire confidential and proprietary information, including, but not limited to, information that relates to the Company’s operations, trade secrets, design information, proprietary information, intellectual property information, customer and clients lists, personnel information, financial information, business plans, and marketing information of the Company (“Confidential Information”). COO agrees not to disclose or allow others to disclose any Confidential Information either during the term of this Agreement or upon termination of employment.

As COO, you agree to return all Confidential Information, including any trade secret information within three (3) calendar days following the termination of your employment for any reason. To the extent you maintain Confidential Information and/or Trade Secrets in electronic form on any computers or other electronic devices owned by you, you will agree to irretrievably delete all such information and to confirm the fact of deletion in writing within three (3) calendar days following termination of employment with the Company. You also agree to return all property in your possession at the time of the termination of the employment with the Company, including, but not limited to, all documents, records, cd’s, dvd’s, and other media of every kind and description relating to the Business of the Company and its customers, company documents, proprietary information, intellectual property information, and any and all copies, in whole or in part, whether or not prepared by you, all of which shall remain the sole and exclusive property of the Company.

10.          Restriction on Competition. COO and the Company agree that, in return for the payment of the Base Salary by the Company, to Employee, the receipt and sufficiency of which are hereby acknowledged by COO, the parties agree that: during employment with the Company, and for one (1) year after the termination of employment, COO shall not in any matter, directly or indirectly, including, but not limited to, as an individual, or as an employee (including acting as employee for a current or former client of the Company), partner, or shareholder of a company, partnership or professional corporation, consultant, or independent contractor with a competitor of the Company, anywhere in the United States:

(a)         Call upon, accept or solicit any of the present clients or customers of the Company for the purpose of performing or having another person or party perform professional or consulting services of any kind, either directly or indirectly.

(b)         In any way employ, seek to employ or solicit for employment any person who is an employee or agent of the Company or who has been and employee or agent for the Company within six (6) months prior to termination of this Agreement.

(c)         Interfere in any manner with the Company’s continuing business relationship with any present clients or customers of the Company.

The parties hereto agree that the Company will be irreparably harmed in the event of a breach of any of the covenants contained in the provisions of this paragraph 10. In the event of such a breach, the parties agree that the Company shall have the right to an injunction to prevent any such breach and to pursue any and all other concurrent and legal remedies. The parties agree that damages for any breach under this paragraph 10 are not readily ascertained. Should the Company bring an action in a court of competent jurisdiction to enforce any of the provisions thereof, and prevail on any aspect of such action, COO agrees to pay reasonable attorney’s fees, costs, and disbursements incurred by the Company in such action.

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11.          Assignment and Transfer. COO’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company’s assets, any corporate successor to Company or any assignee thereof.

12.          No Inconsistent Obligations. COO is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. COO will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. COO represents and warrants that she has returned all property and confidential information belonging to all prior employers.

13.          Miscellaneous.

(a)         Attorneys’ Fees. Should either party to this Employment Agreement, or any heir, personal representative, or successor of either party, resort to legal proceedings in connection with this Agreement or COO’s employment with the Company, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to reasonable attorneys’ fees and costs in such legal proceedings from the non-prevailing party or parties.

(b)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of law principles.

(c)          Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(d)          Amendment. This Agreement may be amended only by a writing signed by COO and by a duly authorized representative of the Company.

(e)          Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement, and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f)          Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or COO.

(g)          Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party (or by his or its successor), pursuant to this Agreement, shall not preclude or waive its right to exercise any or all other rights and remedies.

(h)          Non-waiver. No failure or neglect of either party to exercise any right, power or privilege shall constitute a waiver. All waivers by either party must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than COO) or other person duly authorized by the Company.

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(i)          Remedy for Breach; Attorneys’ Fees. The parties agree that, in the event of breach or threatened breach of any covenants of COO, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against COO in the event of any breach or threatened breach of any of such provisions by COO, in addition to any other relief (including damages) available to the Company under this Agreement or under law. The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and other expenses incurred in such action.

(j)         Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to COO’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(k)         Assistance in Litigation. COO shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

14.           Acknowledgment. COO acknowledges that he has read and understands this Agreement and agrees to abide by its terms.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

SURNA, INC.		CHIEF OPERATING OFFICER:

By:	/s/ Tom Bollich	By:	/s/ Bryon Keith Jorgenson
Name:	Tom Bollich	Name:	Bryon Keith Jorgenson
Title:	Chief Executive Officer	Title:	Chief Operating Officer
Date:	January 5, 2015	Date:	January 5, 2015

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